Exhibit 99

Red Lobster® Olive Garden® LongHorn Steakhouse®

The Capital Grille® Bahama Breeze® Seasons 52®

www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

Contacts:
	(Analysts) Matthew Stroud	(407) 245-6458
FOR RELEASE	(Media) Rich Jeffers	(407) 245-4189
June 30, 2011
4:30 PM ET

DARDEN RESTAURANTS REPORTS A 23 PERCENT INCREASE IN FOURTH QUARTER

DILUTED NET EARNINGS PER SHARE AND A 19 PERCENT INCREASE IN

FISCAL YEAR DILUTED NET EARNINGS PER SHARE;

INCREASES ITS QUARTERLY DIVIDEND 34 PERCENT

ORLANDO, FL, June 30 – Darden Restaurants, Inc. (NYSE: DRI) today reported diluted net earnings per share and sales for the fourth quarter and fiscal year ended May 29, 2011.

Highlights for the quarter and fiscal year include the following:

•

Fourth quarter diluted net earnings per share from continuing operations were $1.00, a 23% increase from the 81 cents per diluted share in the fourth quarter of last year. Net earnings from continuing operations in this year’s fourth quarter were $138.0 million and sales were $1.99 billion, which compare to net earnings from continuing operations of $116.0 million and sales of $1.86 billion in the fourth quarter last year.

•

Fourth quarter total sales from continuing operations of $1.99 billion were a 6.8% increase from the prior year. The increase reflects (1) combined same-restaurant sales growth of 2.2% for Olive Garden, Red Lobster and LongHorn Steakhouse, exceeding an estimated 1.9% increase for the Knapp-Track™ benchmark of U.S. same-restaurant sales excluding Darden; (2) same-restaurant sales growth of 5.3% for the Company’s Specialty Restaurant Group; and (3) the operation of 70 net new restaurants compared to the fourth quarter last year. In the fourth quarter, U.S. same-restaurant sales increased 6.0% at LongHorn Steakhouse, 3.8% at Red Lobster and were flat at Olive Garden.

•

Fiscal year 2011 diluted net earnings per share from continuing operations were $3.41, a 19% increase from last year’s $2.86. Net earnings from continuing operations in fiscal 2011 were $478.7 million and sales were $7.50 billion, which compare to net earnings from continuing operations of $407.0 million and sales of $7.11 billion last year.

•

Fiscal year 2011 total sales from continuing operations of $7.50 billion were a 5.4% increase from the prior year. The increase reflects (1) combined same-restaurant sales growth of 1.4% for Olive Garden, Red Lobster and LongHorn Steakhouse, exceeding an estimated increase of 0.8% for the Knapp-Track™ benchmark of U.S. same-restaurant sales excluding Darden; (2) same-restaurant sales growth of 4.8% for the Company’s Specialty Restaurant Group; and (3) 4.1% of growth in sales for the year due to new restaurants.

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•	During the fourth quarter, Darden purchased 2.3 million shares of its common stock, bringing the total number of shares it repurchased during fiscal year 2011 to over 8.6 million.

•	Darden’s Board of Directors also declared a quarterly dividend of 43 cents per share, a 34% increase from the Company’s previous quarterly dividend.

“Our strong fourth quarter completes a very successful year for Darden,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “It is success that’s grounded in talented teams in our restaurants and restaurant support center who work diligently every day to deliver on our promises to guests and shareholders alike. These teams have built a powerful portfolio of brands whose sales are growing at a rate much faster than our industry – extending our already significant market share leadership position. Our teams are translating that sales growth into consistent margin improvement and strong earnings growth by embracing the many opportunities we’ve identified to make our operating platform even more cost effective.”

“We expect fiscal 2012 to be somewhat stronger but in many ways much like 2011, with continued – albeit frustratingly slow – recovery in the economy and in our industry,” Otis continued. “And I’m confident that our teams will continue to build guest loyalty and that they will deliver another year of superior sales and earnings growth.”

Operating Highlights

OLIVE GARDEN’S fourth quarter sales of $881 million were 3.9% higher than the prior year, driven by revenue from 31 net new restaurants. For the quarter, on a percentage of sales basis, higher food and beverage expenses were more than offset by lower restaurant labor expenses, restaurant expenses, and selling, general and administrative expenses. Depreciation expense as a percent of sales was unchanged. The net result was an increase in operating profit and operating profit as a percentage of sales for the quarter. Total fiscal year sales were $3.49 billion, a 5.2% increase from last year. Average annual sales per restaurant were $4.8 million and U.S. same-restaurant sales increased 1.2%.

RED LOBSTER’S fourth quarter sales of $701 million were 5.6% higher than the prior year, driven by its U.S. same-restaurant sales increase of 3.8% and revenue from four net new restaurants. For the quarter, on a percentage of sales basis, higher food and beverage expenses were more than offset by lower restaurant labor expenses and restaurant expenses. Selling, general and administrative expenses and depreciation expenses were unchanged as a percent of sales. The net result was an increase in operating profit and operating profit as a percentage of sales for the quarter. Total fiscal year sales were $2.52 billion, a 1.3% increase compared to last year. Average annual sales per restaurant were $3.6 million and U.S. same-restaurant sales increased 0.3% for the fiscal year.

LONGHORN STEAKHOUSE’S fourth quarter sales of $266 million were 14.1% higher than the prior year, driven by revenue from 23 net new restaurants and a U.S. same-restaurant sales increase of 6.0%. For the quarter, on a percentage of sales basis, higher food and beverage expenses and depreciation expenses were more than offset by lower restaurant labor expenses, restaurant expenses, and selling, general and administrative expenses. The net result was an increase in operating profit and operating profit as a percentage of sales for the quarter. Total fiscal year sales were $984 million, an 11.6% increase from last year. Average annual sales per restaurant were $2.9 million and U.S. same-restaurant sales increased 5.4% for the fiscal year.

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THE SPECIALTY RESTAURANT GROUP’S fourth quarter sales of $141 million were 19.3% higher than prior year, driven by same-restaurant sales increases of 7.9% at The Capital Grille, 2.0% at Bahama Breeze and 2.2% at Seasons 52. Additionally, sales growth reflected revenue from four new restaurants at The Capital Grille, one new restaurant at Bahama Breeze and six new restaurants at Seasons 52. At The Capital Grille, average annual sales per restaurant were $6.5 million and same-restaurant sales increased 6.2% for the fiscal year. At Bahama Breeze, average annual sales per restaurant were $5.5 million and same-restaurant sales increased 2.4% for the fiscal year. At Seasons 52, average annual sales per restaurant were $6.3 million and same-restaurant sales increased 4.4% for the fiscal year.

Fiscal March, April and May 2011 U.S. Same-Restaurant Sales Results

Darden reported U.S. same-restaurant sales for the fiscal months of March, April and May as follows:

Olive Garden	March	April	May
Same-Restaurant Sales	0.7%	0.2%	-1.1%
Same-Restaurant Traffic	0.3%	0.2%	-1.1%
Pricing	1.0%	0.5%	0.5%
Menu-mix	-0.6%	-0.5%	-0.5%

Red Lobster	March	April	May
Same-Restaurant Sales	3.2%	3.7%	5.0%
Same-Restaurant Traffic	0.2%	0.0%	3.7%
Pricing	1.2%	1.3%	1.2%
Menu-mix	1.7%	2.3%	0.1%

LongHorn Steakhouse	March	April	May
Same-Restaurant Sales	8.8%	3.0%	5.1%
Same-Restaurant Traffic	7.9%	2.2%	4.4%
Pricing	1.7%	1.4%	1.4%
Menu-mix	-0.9%	-0.6%	-0.7%

Please note that a later Lenten season and Easter this year positively affected Red Lobster’s March and April same-restaurant sales results by 0.2 and 1.6 percentage points, respectively, and Red Lobster’s April same-restaurant sales were also positively affected by 1.2 percentage points due to one additional week of its signature Lobsterfest promotion compared to prior year. The holiday shifts also positively affected LongHorn Steakhouse’s March same-restaurant sales by 0.8 percentage points but adversely affected its April same-restaurant sales by 1.8 percentage points. In addition, Olive Garden’s same-restaurant sales for each month of the quarter were adversely affected by approximately 1.0 percentage point due to the timing of its annual price increase, which occurred early in the fourth quarter of fiscal 2010 but did not take place in this year’s fourth quarter.

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Other Actions

Darden’s Board of Directors declared a quarterly cash dividend of 43 cents per share on the Company’s outstanding common stock. The dividend is payable on August 1, 2011 to shareholders of record at the close of business on July 11, 2011. Previously, the Company paid a quarterly dividend of 32 cents per share. Based on the 43 cents per share quarterly dividend declaration, the Company’s indicated annual dividend is $1.72 per share, an increase of 34%.

Darden continued the buyback of its common stock, purchasing 2.3 million shares in the fourth quarter. In fiscal 2011, the Company repurchased $385 million of its stock, or more than 8.6 million shares. Since commencing its repurchase program in December 1995, the Company has purchased over 162 million shares for $3.40 billion under authorizations totaling 187.4 million shares.

Darden’s Annual Meeting of Shareholders will be held on September 22, 2011 at the Hyatt Regency Orlando International Airport in Orlando, FL. The record date for shareholders entitled to vote at the Annual Meeting is July 29, 2011.

Fiscal 2012 Financial Outlook

“With our expectation that economic recovery will continue at a modest pace in fiscal 2012, we are assuming blended same-restaurant sales growth for the year for our three large casual dining brands, Olive Garden, Red Lobster and LongHorn Steakhouse, of approximately +2.5% – exceeding what we achieved in fiscal 2011,” said Brad Richmond, Darden’s Chief Financial Officer. “And, through the first month of the fiscal year, we’re off to a very solid start. Given the strong long-term prospects of our brands, we are also accelerating new restaurant growth in fiscal 2012, and expect to open approximately 80 to 90 net new restaurants, or 10 to 20 more than in fiscal 2011. So, total sales growth is expected to be between +6% and +7%. We expect the combination of this level of sales growth and continued implementation of the transformational cost reduction initiatives we’ve outlined before will drive continued margin improvement in fiscal 2012, despite more elevated food cost inflation. As a result, we expect our diluted net earnings per share growth for fiscal 2012 to be between +12% and +15%, which is in the top-half of the long-term range we target.”

Darden Restaurants, Inc., (NYSE: DRI) headquartered in Orlando, Fla., is the world’s largest company-owned and operated full-service restaurant company with over $7.5 billion in annual sales and approximately 180,000 employees. Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands — Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52 — reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

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Forward-looking statements in this news release regarding our expected earnings per share and U.S. same-restaurant sales for the fiscal year, stock repurchases, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include food safety and food-borne illness concerns, litigation, unfavorable publicity, federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, health concerns including virus outbreaks, the intensely competitive nature of the restaurant industry, factors impacting our ability to drive sales growth, the impact of the indebtedness we incurred in the RARE acquisition, our plans to expand our newer brands like Bahama Breeze and Seasons 52, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close or remodel restaurants, increased advertising and marketing costs, a failure to develop and recruit effective leaders, the price and availability of key food products and utilities, shortages or interruptions in the delivery of food and other products, volatility in the market value of derivatives, general macroeconomic factors including unemployment and interest rates, severe weather conditions, disruptions in the financial markets, a possible impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.

NUMBER OF RESTAURANTS

05/29/11		05/30/10
670	Red Lobster USA	666
28	Red Lobster Canada	28

698	Total Red Lobster	694

748	Olive Garden USA	717
6	Olive Garden Canada	6

754	Total Olive Garden	723

354	LongHorn Steakhouse	331

44	The Capital Grille	40

26	Bahama Breeze	25

17	Seasons 52	11

1	Other	—

1,894	Total Restaurants	1,824

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DARDEN RESTAURANTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In millions, except per share data)

(Unaudited)

	Quarter Ended		Twelve Months Ended
	5/29/11	5/30/10	5/29/11	5/30/10
Sales	$1,990.4	$1,863.8	$7,500.2	$7,113.1
Costs and expenses:
Cost of sales:
Food and beverage	600.1	540.3	2,173.6	2,051.2
Restaurant labor	625.0	605.9	2,396.9	2,350.6
Restaurant expenses	289.1	279.5	1,129.0	1,082.2

Total cost of sales (1)	$1,514.2	$1,425.7	$5,699.5	$5,484.0
Selling, general and administrative	186.5	178.1	738.0	684.5
Depreciation and amortization	81.6	76.0	316.8	300.9
Interest, net	21.5	24.8	93.6	93.9
Asset impairment, net	0.4	2.0	4.7	6.2

Total costs and expenses	$1,804.2	$1,706.6	$6,852.6	$6,569.5
Earnings before income taxes	186.2	157.2	647.6	543.6
Income taxes	(48.2)	(41.2)	(168.9)	(136.6)

Earnings from continuing operations	$138.0	$116.0	$478.7	$407.0
Losses from discontinued operations, net of tax benefit of $0.3, $0.3, $1.5, and $1.5, respectively	(0.6)	(0.4)	(2.4)	(2.5)

Net earnings	$137.4	$115.6	$476.3	$404.5

Basic net earnings per share:
Earnings from continuing operations	$1.02	$0.83	$3.50	$2.92
Losses from discontinued operations	—	$(0.01)	$(0.02)	$(0.02)
Net earnings	$1.02	$0.82	$3.48	$2.90

Diluted net earnings per share:
Earnings from continuing operations	$1.00	$0.81	$3.41	$2.86
Losses from discontinued operations	$(0.01)	$(0.01)	$(0.02)	$(0.02)
Net earnings	$0.99	$0.80	$3.39	$2.84

Average number of common shares outstanding:
Basic	134.8	140.2	136.8	139.3
Diluted	138.3	144.0	140.3	142.4

(1) Excludes restaurant depreciation and amortization as follows:	$76.6	$71.0	$295.6	$283.4

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DARDEN RESTAURANTS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	5/29/2011	5/30/2010
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$70.5	$248.8
Receivables, net	65.4	59.4
Inventories	300.1	220.8
Prepaid income taxes	5.2	1.5
Prepaid expenses and other current assets	77.0	57.9
Deferred income taxes	145.6	101.8

Total current assets	$663.8	$690.2
Land, buildings and equipment, net	3,622.0	3,403.7
Goodwill	517.1	517.3
Trademarks	454.0	454.0
Other assets	209.7	210.9

Total assets	$5,466.6	$5,276.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$251.3	$246.4
Short-term debt	185.5	—
Accrued payroll	167.1	161.8
Accrued income taxes	9.3	1.0
Other accrued taxes	64.3	62.0
Unearned revenues	200.0	172.7
Current portion long-term debt	—	225.0
Other current liabilities	409.3	340.9

Total current liabilities	$1,286.8	$1,209.8
Long-term debt, less current portion	1,407.3	1,408.7
Deferred income taxes	345.4	268.6
Deferred rent	186.2	170.1
Obligations under capital leases, net of current installments	56.0	57.6
Other liabilities	248.7	267.3

Total liabilities	$3,530.4	$3,382.1

Stockholders’ equity:
Common stock and surplus	$2,408.8	$2,297.9
Retained earnings	2,921.9	2,621.9
Treasury stock	(3,325.3)	(2,943.5)
Accumulated other comprehensive income (loss)	(59.8)	(71.1)
Unearned compensation	(9.4)	(11.2)

Total stockholders’ equity	$1,936.2	$1,894.0

Total liabilities and stockholders’ equity	$5,466.6	$5,276.1

(1)	Certain amounts in the 5/30/2010 Consolidated Balance Sheet have been reclassified to conform to the current year presentation.

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DARDEN RESTAURANTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Twelve Months Ended
	5/29/11	5/30/10
Cash flows—operating activities
Net earnings	$476.3	$404.5
Losses from discontinued operations, net of tax	2.4	2.5
Adjustments to reconcile net earnings to cash flows:
Depreciation and amortization	316.8	300.9
Asset impairment	4.7	6.2
Stock-based compensation expense	66.6	53.5
Change in current assets and liabilities and other, net	27.9	135.8

Net cash provided by operating activities of continuing operations	$894.7	$903.4

Cash flows—investing activities
Purchases of land, buildings and equipment	(547.7)	(432.1)
Proceeds from disposal of land, buildings and equipment (including assets held for disposal)	7.0	12.5
Increase in other assets	(12.0)	(9.1)

Net cash used in investing activities of continuing operations	$(552.7)	$(428.7)

Cash flows—financing activities
Proceeds from issuance of common stock	63.0	66.3
Dividends paid	(175.5)	(140.0)
Purchases of treasury stock	(385.5)	(85.1)
Income tax benefits credited to equity	17.7	20.1
Proceeds from issuance (repayments) of short-term debt, net	185.5	(150.0)
ESOP note receivable repayment	1.8	1.8
Principal payments on capital leases	(1.2)	(1.3)
Repayment of long-term debt	(226.8)	(1.8)

Net cash used in financing activities of continuing operations	$(521.0)	$(290.0)

Cash flows – discontinued operations
Net cash used in operating activities of discontinued operations	(2.1)	(1.4)
Net cash provided by investing activities of discontinued operations	2.8	2.6

Net cash provided by discontinued operations	$0.7	$1.2

(Decrease) increase in cash and cash equivalents	(178.3)	185.9
Cash and cash equivalents - beginning of period	248.8	62.9

Cash and cash equivalents - end of period	$70.5	$248.8

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